EXHIBIT 1

MEMBERS OF FILING GROUP

V. Prem Watsa

The One One Zero Nine Holdco Limited

The Sixty Two Investment Company Limited

Fairfax Financial Holdings Limited

FFHL Group Ltd.

Fairfax (US) Inc.

Zenith National Insurance Corp.

Zenith Insurance Company

Odyssey US Holdings Inc.

Odyssey Re Holdings Corp.

Odyssey Reinsurance Company

Crum & Forster Holdings Corp.

United States Fire Insurance Company

RiverStone Holdings Limited

RiverStone Insurance Limited

Northbridge Financial Corporation

Northbridge General Insurance Corporation

1102952 B.C. Unlimited Liability Company

Fairfax Financial Holdings (Switzerland) GmbH

Allied World Assurance Company Holdings, GmbH

Allied World Assurance Company Holdings, Ltd

Allied World Assurance Company, Ltd